Matrix 360 Advisor, LLC.

Code of Ethics
and
Insider Trading
Policies and Procedures

A. General

The Code of Ethics is predicated on the principle that Matrix 360 Advisor, LLC. ("Matrix"), in its capacity as an SEC registered investment adviser, owes a fiduciary duty to its advisory clients. Accordingly, Matrix’s "supervised persons” (defined below) must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Matrix’s investment advisory clients. At all times, Matrix must:

•
Place advisory client interests ahead of Matrix – As a fiduciary, Matrix must serve in its advisory clients’ best interests. In other words, Matrix employees, officers, directors, and investment adviser representatives (“IARs”) may not benefit at the expense of advisory clients. This concept is particularly relevant when IARs are making personal investments in securities traded by or on behalf of advisory clients.

•
Engage in personal investing that is in full compliance with Matrix’s Code of Ethics and Insider Trading Policies and Procedures – Employees, officers, directors, and IARs must review and abide by the policies and procedures set forth herein, including the Personal Securities Transaction Policy, to ensure compliance with applicable securities regulations and that clients’ interests are not compromised by way of personal investments.

•
Avoid taking advantage of your position – Employees, officers, directors, and IARs must comply with the laws and regulations governing offers of investment opportunities, gifts or other gratuities either from individuals seeking to conduct business with Matrix, or on behalf of an advisory client, so as to avoid potential conflicts of interest with clients and to remain true to our fiduciary responsibilities as investment advisors.

•
Maintain full compliance with securities laws and regulations – Employees, officers, directors, and IARs must remain informed and compliant with all applicable securities laws and regulations, and abide by the standards of Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and as set forth in this Code of Ethics.

Any questions with respect to Matrix’s Code of Ethics and Insider Trading Policies and Procedures should be directed to the Matrix Compliance Department. As discussed in greater detail below, employees, officers, directors, and IARs must promptly report any violations of the Code of Ethics to Matrix’s Chief Compliance Officer (or his/her designee). All reported Code of Ethics violations shall be treated as being made on an anonymous basis.

B. Definitions

1. “Supervised Person” is defined by the Advisers Act to include all directors, officers, partners (or other person occupying a similar status or performing similar functions), or employees of an investment adviser, or other persons who provide investment advice on behalf of the investment adviser and are subject to the supervision and control of the investment adviser.

2. “Access Person” is defined under the Advisers Act as any supervised person who:

•	Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
•	Is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Additionally, all directors, officers and partners are presumed to be Access Persons to the extent that providing investment advice is a primary business.

Matrix regards the following individuals as Access Persons for purposes of complying with this Code of Ethics:

•	Any investment adviser representative (“IAR”), director, officer and/or partner of Matrix;
•
Any supervised person of Matrix who has access to investment recommendations regarding the purchase or sale of a “Reportable Security” (as defined below in Section 3) prior to execution, or otherwise has access to material non-public information that could be used for “insider trading” (see D(1) below for more details); or

•	Any supervised person designated as an Access Person by the Chief Compliance Officer (or his/her designee).

However, Matrix does not consider non-supervised persons an Access Person simply by virtue of the following:

•
Normally assisting in the preparation of public reports, or receiving public reports, but not making, receiving, participating in the determination of making, preparing, or receiving information about current recommendations or trading; and/or

•	A single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

Matrix’s Chief Compliance Officer (or his/her designee) shall retain final authority to determine those persons who are Access Persons.

3. Reportable Securities vs. Non-Reportable Securities
With exception of the exempt securities listed under Section 4 immediately below, the SEC considers all securities to be Reportable Securities for purposes of complying both with this Code of Ethics and the Personal Securities Transaction Policy, including:

•	Any note;
•	Stock;
•	Treasury security;
•	Bond;
•	Closed-end mutual fund;
•	Exchange-traded fund;
•	Debenture;
•	Evidence of indebtedness;
•	Certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights;
•	Any options; and/or
•	In general, any interest or instrument commonly known as a security.

Commodities, futures and options traded on a commodities exchange, including currency futures, are not considered securities. However, futures and options on any group or index of securities shall be considered Reportable Securities.

4. Exempt Securities

Matrix will regard the following investments by Access Persons as exempt and non-reportable securities for purposes of complying with this Code of Ethics and Personal Securities Transaction Policy:
•	Direct obligations of the Government of the United States (Treasury Securities);
•	Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments;
•	Shares of money market funds;
•	Units of a unit investment trust if the unit investment trust is unaffiliated and only invests in unaffiliated mutual funds; and/or
•	Shares of any other type of unaffiliated mutual funds.

5. Exempt Transactions
This Code of Ethics and Personal Securities Transaction Policy considers the following to be exempt transactions:

•
Any transaction in an account over which the Access Person lacks the ability to directly or indirectly exert influence or control (for example, accounts of family members outside of the immediate family with a different address would not be subject to review);

•	Purchases of securities in DRIPs (dividend reinvestment plans);
•	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis; and/or
•	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions;
•	Any transactions effected pursuant to an automatic investment plan.

From time to time, Matrix’s Chief Compliance Officer (or his/her designee) may exempt certain transactions on a trade-by-trade basis.

C. Personal Securities Transaction Policy

Each Access Person shall direct his or her broker to supply the CCO, on a timely basis, duplicate copies of statements for all securities accounts, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership. This includes:

•	Joint accounts opened with any person;
•
Accounts over which the Access Person has the authority to exercise discretion (for example, acting as Power of Attorney on behalf of a family member, as executor for an estate, as trustee for a trust, etc.);

•
Accounts owned by a spouse where the Access Person has a “beneficial interest” in the account, such as a pending divorce agreement, formal agreement to split earnings, reciprocal agreements, or other situations where the Access Person has a specific financial or other beneficial interest.

When in doubt, the Access Person should contact the Compliance Department or their Supervisor.

Accounts that are not covered include “application way” or “dealer-direct” accounts holding open-end mutual funds, variable insurance products or securities that are direct obligations of the United States Government. Also excluded are employee sponsored retirement plans (401(k), 403(b), etc.) that do not permit individual stock transactions by participants, stock purchase plans, and DRIPs.

1. Restrictions on New Issues of Equity Securities1 (Initial Public Offerings)
In order to preclude any possibility of an Access Person profiting improperly from newly issued equity securities, no Access Person shall acquire, directly or indirectly, any beneficial ownership in any new issue of equity securities or initial public offering of equity securities (“IPO”) without first obtaining the prior written approval of Matrix’s Chief Compliance Officer (or his/her designee).

•
Written Approval. The Chief Compliance Officer (or his/her designee) shall: (i) obtain from the Access Person full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client); and (ii) conclude that no clients have any foreseeable interest in purchasing such security. A record of such approval by the Chief Compliance Officer (or his/her designee) and the reasons supporting those decisions shall be kept as required in the Recordkeeping section of this Code of Ethics in Section C(7) below.

•
FINRA Rule 5130. This Rule prohibits the sale of IPOs to any account in which a “restricted person” has a beneficial interest, except under certain situations. The term “restricted person” includes any person of an investment adviser who has the authority to buy or sell securities (defined in Rule 5130 as “Portfolio Managers”) and an immediate family member of a Portfolio Manager that materially supports, or receives material support from, such person. Thus, all Access Persons, in almost all circumstances, except as noted in further detail below, are precluded from purchasing an IPO. The prohibitions on the purchase and sale of IPOs with respect to Rule 5130 do not apply to:

a)	Issuer-Directed Securities, or those that are specifically directed by the issuer to persons that are restricted persons (i.e., directors), subject to certain conditions;
b)	The account of a restricted person who is an existing equity owner of an issuer (Anti-Dilution Provisions), subject to certain conditions; and
c)	Stand-By Purchasers, or those who purchase and sell securities pursuant to a stand-by agreement subject to certain conditions

Access Persons are encouraged to review Rule 5130 and discuss such with the Chief Compliance Officer prior to the purchase and/or sale of any IPO.

2. Restrictions on Private Placements
Access Persons wishing to acquire beneficial ownership of securities in a private placement must seek written approval to do so from the Chief Compliance Officer (or his/her designee). In determining whether to grant the approval, the Chief Compliance Officer (or his/her designee) will seek to determine whether or not the Access Person’s acquisition of the security precluded advisory clients from purchasing the security. In addition, the Chief Compliance Officer (or his/her designee) must determine that the investment was not being offered to the employee strictly by virtue of the employee’s position at Matrix.

If applicable, all records relating to the Chief Compliance Officer’s (or his/her designee) approval of Access Person’s requests to invest in private placement securities shall be maintained in a written format.

3. Reporting Requirements
a)
Designated Broker/Dealers. Every Access Person is prohibited from opening a brokerage, commodities or advisory account at another firm without prior written approval from the Matrix Chief Compliance Officer (or his/her designee).

1 The term “new issue” is defined as any initial public offering of an equity security as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, as amended, made pursuant to a registration statement or offering circular. This restriction does not apply to, among other securities: secondary offerings, offerings of debt securities, offerings of securities of a commodity pool, rights offerings, exchange offers, and offerings of convertible or preferred securities. (See FINRA Rule 5130, Restrictions on the Purchase and Sale of Initial Equity Public Offerings.)

b)
Initial Holdings Form. New employees are required to disclose all of their personal Reportable Securities holdings, and the institutions that maintain the holdings, within ten (10) days of that new employee being designated an Access Person (see Exhibit B for a copy of the Initial Holdings Form). An existing employee is required to provide Matrix with a complete list of Reportable Securities holdings, and the institutions that maintain the holdings, within ten (10) days of the time that employee is designated an Access Person. The reported initial holdings must be current as of a date not more than forty-five (45) days prior to the new employee or existing employee becoming an Access Person. Matrix shall maintain these records in accordance with the recordkeeping rule. (See Exhibit B for a copy of the Initial Holdings Form.)

c)
Annual Holdings Form. Access Persons are required to provide Matrix with a complete list of Reportable Securities holdings and the institutions that maintain the holdings on an annual basis. The Annual Holdings Form or the brokerage account statements and confirmations must be submitted to Matrix no more than ten (10) days following the date such person becomes an Access Person, and must be current as of not more than forty-five (45) days from the date the Annual Holdings Form is submitted. (See Exhibit B for a copy of the Annual Holdings Form.)

d)
Quarterly Transaction Reporting. Each Access Person must require its broker/dealer to send Matrix duplicate brokerage account statements no less frequently than thirty (30) days after the end of each calendar quarter, regardless of whether the employee engaged in Reportable Securities trades during the quarter. However, each newly designated Access Person shall have ninety (90) days from the date he/she is designated an Access Person (usually at the time of employment) to have his/her brokerage account statements and confirmations sent to Matrix. Access Persons may be required to submit a Quarterly Transaction Report Form (see Exhibit D) if duplicate account statements and trade confirmations compliant with the reporting information requirements are unavailable to Matrix and/or upon request of the Chief Compliance Officer (or his/her designee).

e)
Code of Ethics Certification. Every Access Person shall complete a “Code of Ethics Certification” (example Exhibit A) upon receipt of this Code, and on an annual basis2 thereafter, certifying that he/she:

•	Has read and understands the Matrix Code of Ethics;
•	Recognizes that he/she is subject to the compliance policies and procedures contained in the Code of Ethics;
•	Has complied with the Code of Ethics;
•	Has cooperated with any inquiry regarding his/her securities trading activities conducted by Matrix’s Chief Compliance Officer and Chief Executive Officer (or his/her designee);
•
Has made available to Matrix all brokerage account statements, and has disclosed and reported all transactions in Reportable Securities to the Chief Compliance Officer (or his/her designee), consistent with the requirements of the Code of Ethics and Personal Securities Transaction Policy;

•	Certifies that such brokerage account statements are complete and accurate; and
•	Has not opened any new brokerage account(s) other than those previously disclosed.

Note: The certification may contain a statement that it shall not be construed as an admission by the Access Person that he/she has any direct or indirect beneficial ownership in the Reportable Security to which the certification relates. Access Persons shall not be required to complete a certification with respect to transactions effected for any account over which such Access Person does not have any direct or indirect influence or control.

2 Annual basis is defined as once per calendar year.

4. Other Trading Restrictions and Review
a)
Trading Opposite Client Recommendations. Except for limited circumstances and subject to pre-clearance approval, Matrix forbids its Access Persons to trade opposite of Firm recommendations. The Chief Compliance Officer (or his/her designee) will monitor Access Persons’ investment patterns to detect these abuses. The Chief Executive Officer of Matrix will monitor the Chief Compliance Officer’s personal securities transactions for compliance with the Personal Securities Transaction Policy.

b)
Prohibition on “Front-Running.” Matrix strictly forbids ”front-running” client accounts, which is a practice generally understood to be Access Persons personally trading ahead of client accounts. The Chief Compliance Officer (or his/her designee) will monitor Access Persons’ investment patterns to detect these abuses. The Chief Executive Officer of Matrix will monitor the Chief Compliance Officer’s personal securities transactions for compliance with the Personal Securities Transaction Policy.

c)
Review of Trades. Matrix shall conduct a review of a reasonable sample of Access Persons’ Quarterly Transaction Reports (as received on a calendar quarter basis) and, where applicable, will compare Access Person transactions with client trading activity to ensure that Access Persons are not placing personal trades ahead of client trades or are otherwise disadvantaging Matrix advisory clients. If Matrix determines that an Access Person is personally trading contrary to the Personal Securities Transaction Policy set forth in this Code of Ethics, the Access Person shall meet with the Chief Compliance Officer and Chief Executive Officer to review the facts surrounding the transaction(s). This meeting shall help Matrix to determine the appropriate course of action.

5. Reporting Violations and Remedial Actions
Matrix takes the potential for conflicts of interest caused by personal investing very seriously. As such, Matrix requires its employees and Access Persons to promptly report any violations of the Code of Ethics and Personal Securities Transaction Policy to the Chief Compliance Officer (or his/her designee). Matrix’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics. Matrix has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth below. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

Upon discovery of a violation of the Code of Ethics, including either violations of the enumerated provisions or the general principles provided, a Fund or Matrix may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

6. Disclosure
Matrix shall describe its Codes of Ethics to clients in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for Matrix’s Code of Ethics shall be directed to the Chief Compliance Officer (or his/her designee).

7. Recordkeeping
Matrix shall maintain a copy of its Codes of Ethics (and amendments), records of violations of the Code of Ethics and actions taken as a result of the violations. In addition, Matrix shall maintain copies of each Access Person’s written acknowledgment of receipt of the Code of Ethics (see Exhibit A, Code of Ethics Certification Form). Matrix is further required to keep a record of the names of its Access Persons, the holdings and transaction reports made by Access Persons, and records of decisions approving Access Persons' acquisition of securities in IPOs and other limited offerings.

These records are required to be maintained for a period no less than five (5) years from the end of the fiscal year in which the document was last altered/amended.

8. Responsibility
The Chief Compliance Officer (or his/her designee) will be responsible for administering the Code of Ethics and Personal Securities Transaction Policy. Such shall apply to those persons designated as Access Persons by the Chief Compliance Officer (or his/her designee) and will generally apply to all Matrix employees, officers, directors, IARs, and their immediate family members, as well as other individuals and entities so designated as Access Persons by the Chief Compliance Officer (or his/her designee). All questions regarding the policy should be directed to the Chief Compliance Officer (or his/her designee).

D. Insider Trading Policies and Procedures

Matrix’s Insider Trading Policies and Procedures apply to all of its Access Persons. Any questions should be directed to Matrix’s Chief Compliance Officer (or his/her designee) and/or Chief Executive Officer.

1. Overview
Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, Matrix has instituted procedures to prevent the misuse of nonpublic information.

Although “insider trading” is not defined by securities laws, it may generally be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:
•	Trading by an insider while in possession of material non-public information;
•
Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; and/or

•	Communicating material non-public information to others in breach of a fiduciary duty.

2. Whom Does the Policy Cover?
This policy covers all of Matrix’s Access Persons, as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Access Person is an officer, director, or 10% or greater stockholder and a partnership of which the Access Person is a partner unless the Access Person has no direct or indirect control over the partnership.

3. What Information is Material?
Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Advance knowledge of the following types of information is generally regarded as “material:”
•	Dividend or earnings announcements;
•	Write-downs or write-offs of assets;
•	Additions to reserves for bad debts or contingent liabilities;
•	Expansion or curtailment of company or major division operations;
•	Merger, joint venture announcements;
•	New product/service announcements;

•	Discovery or research developments;
•	Criminal, civil and government investigations and indictments;
•	Pending labor disputes;
•	Debt service or liquidity problems;
•	Bankruptcy or insolvency problems;
•	Tender offers, stock repurchase plans, etc.; and
•	Recapitalization.

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material nonpublic information applies to all types of securities, including equity, debt, commercial paper, government securities and options. Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. The above list is not intended to be inclusive and other types of information may be deemed material on a facts and circumstances basis.

4. What Information is Non-Public?
In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Matrix’s Access Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material non-public information. Whether the “tip” made to the Access Person makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Access Persons may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

5. Penalties for Trading on Insider Information
Severe penalties exist for firms and individuals that engage in the act of insider trading, including, but not limited to, civil injunctions, treble damages, disgorgement of profits, and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Access Persons who violate this policy subject themselves, and Matrix, to serious civil, administrative and criminal liability. Violations of this policy will result in immediate termination.

6. Procedures to Follow if an Access Person Believes that He/She Possesses Material Non-Public Information
If an Access Person has questions as to whether they are in possession of material nonpublic information, they must inform the Chief Compliance Officer (or his/her designee) and Chief Executive Officer as soon as possible. From this point, the Access Person, Chief Compliance Officer (or his/her designee) and Chief Executive Officer will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Access Persons:
•	Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company;
•
Shall not engage in securities transactions of any company, except in accordance with Matrix’s Code of Ethics and Personal Securities Transaction Policy and the applicable securities laws and regulations;

•	Shall submit personal security trading reports in accordance with the Code of Ethics and Personal Securities Transaction Policy;
•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position;
•	Shall immediately report the potential receipt of non-public information to the Chief Compliance Officer (or his/her designee) and Chief Executive Officer; and
•	Shall not proceed with any research, trading, etc., until the Chief Compliance Officer (or his/her designee) and Chief Executive Officer inform the employee of the appropriate course of action.

7. Serving as Officers, Trustees and/or Directors of Outside Organizations
Access Persons may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Access Persons may also receive compensation for such activities.

At certain times, Matrix may determine that it is in its clients’ best interests for an Access Person(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of Matrix can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an Access Person may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between Matrix and the outside organization, and that the employee does not communicate such information to other Matrix Access Persons in violation of the information barrier.

Similarly, Matrix may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire Matrix.

Matrix employees are prohibited from engaging in such outside activities without the prior written approval from the Compliance Officer (or his/her designee). Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

8. Gift Policy
Access Persons may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Matrix, or on behalf of an advisory client. However, Matrix representatives may accept non-cash gifts from a single giver in aggregate amounts not exceeding $100 where such is not contingent on receiving beneficial treatment, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the Matrix representative(s) are present. Additionally, IARs may not offer gifts to clients exceeding $100 per year per person and such must be promptly reported to Matrix.

9. Responsibility
The Chief Compliance Officer (or his/her designee) will be responsible for administering the Insider Trading Policies and Procedures and the Gift Policy. All questions regarding the policies should be directed to the Chief Compliance Officer (or his/her designee).

Exhibit A

CODE OF ETHICS CERTIFICATION FORM

Access Persons shall complete this Code of Ethics Certification Form upon the receipt and review of the Code of Ethics for Matrix 360 Advisor, LLC. (“Matrix”), and on an annual basis.

By signing below, I hereby certify that:

I.	I have read and understand the Matrix Code of Ethics and Insider Trading Policies and Procedures (the “Code”);
II.	I recognize that I am subject to the compliance policies and procedures contained therein;
III.	I have complied with the Code;
IV.	I will cooperate with any inquiry conducted by Matrix’s Chief Compliance Officer and Chief Executive Officer (or his/her respective designee) regarding my securities trading activities;
V.
I have made all brokerage account statements and trade confirmations available to Matrix, and have disclosed and reported all securities transactions to the Chief Compliance Officer (or his/her designee), consistent with the requirements of the Code;

VI.	My brokerage account statements and trade confirmations are complete and accurate; and
VII.	I have not opened any new brokerage account(s) other than those previously disclosed.

_________________________________
Access Person Signature

_________________________________
Print Name

_________________________________
Dated

Exhibit B

Initial Holdings and Annual Holdings Form for Access Persons

Completion of the Initial and Annual Holdings Form, in compliance with the Personal Securities Transaction Policy specified in the Code of Ethics and Inside Trading Policies and Procedures, is required by all Access Persons receiving written approval from Matrix 360 Advisor, LLC. (“Matrix”) to maintain beneficial security ownership away from the Firm.

If you are an Access Person, please provide the below “Holdings” information and list all Reportable Securities/accounts in which you have either a direct or indirect beneficial interest. This includes securities held by broker/dealers, other custodians, at your home, in safe deposit boxes, or with issuers directly. Please consult the Personal Securities Transaction Policy if you are uncertain whether you are an “Access Person” or hold “Reportable Securities.”

New and/or existing employees are required to disclose the below “Holdings” information within ten (10) days of being designated an Access Person. The reported initial holdings must be current as of a date not more than forty-five (45) days prior to the new or existing employee becoming an Access Person.

Note: The Annual Holdings Form need not be filled out if the Access Person:

•	Has made available to Matrix all brokerage account statements within the applicable time frame containing the same information required by the respective reports;
•	Has disclosed and reported all applicable positions and/or transactions to the Chief Compliance Officer (or his/her designee) consistent with the requirements of the Code of Ethics;
•	Certifies that such brokerage account statements are complete and accurate; and
•	Has not opened any new brokerage account(s) other than those previously disclosed.

Employee: ___________________________ (Print Name)

Holdings
Title & Type of Security	Symbol or CUSIP #	Number of Shares	Principal Amount	Custodian Name and Account #

Additional disclosure sheet attached:  [  ] No  [  ] Yes

I hereby certify that this Form completely discloses all the Reportable Securities holdings in which I have a direct or indirect beneficial interest.

_____________________________________                                    ___________________
Signature                                                                                                Date

Exhibit C

Quarterly Transaction Report

Completion of the Quarterly Transaction Report, in compliance with the Personal Securities Transaction Policy specified in the Code of Ethics and Insider Trading Policies and Procedures, is required by all Access Persons maintaining beneficial security interests outside of Matrix 360 Advisor, LLC. (“Matrix”).

If you are an Access Person who engaged in any Reportable Securities transactions during the most recent calendar quarter, please provide a list of all securities/accounts in which you have had either a direct or indirect beneficial interest, and all Reportable Securities in non-client accounts for which you have exerted direct or indirect control over investment decisions. This includes securities held by broker/dealers, other custodians, at your home, in safe deposit boxes, or with issuers directly. Please consult the Personal Securities Transaction Policy if you are uncertain whether you are an “Access Person” or engaged in a “Reportable Securities” transaction. This Report must be submitted by applicable Access Persons no later than 30 days after the end of each calendar quarter.

Note: This Form need not be filed by an Access Person if:

1. Securities transactions were effected pursuant to an automatic investment plan; or
2. The Access Person:
•	Has made available to Matrix all brokerage account statements within the applicable time frame containing the same information required by the respective reports;
•	Has disclosed and reported all applicable positions and/or transactions the Chief Compliance Officer (or his/her designee) consistent with the requirements of the Code of Ethics;
•	Certifies that such brokerage account statements are complete and accurate; and
•	Has not opened any new brokerage account(s) other than those previously disclosed.

In accordance with Matrix’s Personal Securities Transaction Policy, please provide a list of all securities in which you have had a direct or indirect beneficial interest, and all securities in non-client accounts for which you exerted direct or indirect control over investment decisions. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Employee: ___________________________ (Print Name)

Date of Transaction	Title of Security (& Symbol or CUSIP)	Interest Rate and Maturity Date	Number of Shares	Principal Amount of Each Security	Nature of Transaction (e.g. purchase, sale, exchange)	Price at which Transaction was Effected	Firm Effecting Transaction

Additional disclosure sheet attached:  [  ] No  [  ] Yes

I hereby certify that this Form completely discloses all the Reportable Securities holdings in which I have a direct or indirect beneficial interest.

_____________________________________                                    ___________________
Signature                                                                                                Date